EnerJy Resources, LLC
5320 South Morrice Road
Owosso, Michigan 48867
(989) 723-5494

Service Contract

THIS SERVICE CONTRACT, begins on July 16, 2007 by and between EnerJy Resources, LLC, a company having an address currently at 5320 S. Morrice Rd., Owosso, MI 48867 (hereafter, "Consultant") and Liberty Renewable Fuels, LLC a Delaware Company, having an address at P.O. Box 335, Owosso, MI 48867 (hereafter, "Principal").

1. Services:

   Consultant agrees to provide support services limited to the administration of Liberty's Equity Drive and Investor Relations, including, but not limited to, the following responsibilities:

   - Receptionist services in answering the telephone,
   - Data entry of potential investors,
   - Mailing of Equity Drive material,
   - Data entry of Subscription Agreements.

2. Terms:

   This contract shall commence on July 16, 2007 and terminate by either party , for any reason, at any time.

3. Compensation:

   Consultant shall invoice Principal each month as to the number of hours service was provided at a rate of $15.00 per hour. Fees shall be payable within 10 days of receiving an invoice.

   Extraordinary expenses, such as work performed in excess of normal business hours and expenses occurred due to such work will be charged separately on a monthly basis.

4. Taxes:

   Consultant shall be solely responsible for paying any federal, state and local taxes as may be imposed upon the income derived by Consultant through this contract.

5. Principal Project Supervisor:

The Principal supervisor for this contract is Dr. David Skjaerlund, President & CEO of Liberty Renewable Fuels. The Principal supervisor shall exercise general direction, supervision and administration of the performance of Consultant hereunder.

6. Contractual Relationship:

Consultant is providing services as an independent contractor, and not as an employee or partner of Principal. Donna Ash will be the Primary Consultant. Nothing contained herein shall be deemed to create a relationship of employment between Principal and Consultant. This agreement and each and every provision hereof are for the exclusive benefit of Liberty Renewable Fuels, LLC and Consultant and not for the benefit of any third party.

7. Renegotiations:

This contract may be renegotiated with 30 days written notice by the Consultant or Principal and/or at the conclusion of each contractual year.

8. Governing Law:

This contract shall be construed and enforced in accordance with the laws of the State of Michigan.

Agreed and accepted this 7 day of Sept, 2007 by:

EnerJy Resources, LLC
EIN 38-3619672

Julia Heilig, Owner

Liberty Renewable Fuels, LLC

Dr. David Skjaerlund, President/CEO

Donna Ash, Primary Consultant